AVENDRA, LLC AND SUBSIDIARIES Consolidated Financial Statements December 31, 2016 and 2015 (With Independent Auditors’ Report Thereon)

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG LLP 1676 International Drive McLean, VA 22102 Independent Auditors’ Report The Board of Managers Avendra, LLC: We have audited the accompanying consolidated financial statements of Avendra, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, members’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avendra, LLC and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles. McLean, Virginia March 24, 2017

AVENDRA, LLC AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2016 and 2015 Assets 2016 2015 Current assets: Cash and cash equivalents $ 14,266,468 12,992,527 Accounts receivable, net 58,120,417 58,250,648 Restricted investments 1,050,954 1,760,492 Prepaid expenses and other current assets 2,732,524 1,988,723 Total current assets 76,170,363 74,992,390 Restricted investments, net of current portion 22,627,766 20,159,581 Property and equipment, net 6,902,637 8,189,672 Goodwill and intangible assets, net 20,160,887 20,761,799 Other assets 310,942 182,147 Total assets $ 126,172,595 124,285,589 Liabilities and Members’ Deficit Current liabilities: Note payable $ 6,861,111 4,750,000 Accounts payable and accrued expenses 4,801,607 6,048,221 Accrued compensation 8,673,606 8,231,503 Due to customers 35,651,809 38,323,612 Accrued incentive compensation 34,747,762 28,698,489 Total current liabilities 90,735,895 86,051,825 Note payable, net of current portion 17,416,667 23,750,000 Other long-term liabilities 30,186,994 29,275,018 Total liabilities 138,339,556 139,076,843 Commitments and contingencies Members’ deficit (12,166,961) (14,791,254) Total liabilities and members’ deficit $ 126,172,595 124,285,589 See accompanying notes to consolidated financial statements. 2

AVENDRA, LLC AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income Years ended December 31, 2016 and 2015 2016 2015 Revenue $ 127,318,110 114,425,772 Operating expenses: General and administrative 64,174,129 57,106,145 Depreciation and amortization 2,859,780 1,346,655 Total operating expenses 67,033,909 58,452,800 Income from operations 60,284,201 55,972,972 Other gain/(loss), net 937,709 (351,817) Income before income taxes 61,221,910 55,621,155 Provision for income taxes 552,006 95,559 Net income $ 60,669,904 55,525,596 Comprehensive income: Net income $ 60,669,904 55,525,596 Other comprehensive loss: Foreign currency translation adjustment (45,611) (412,464) Comprehensive income $ 60,624,293 55,113,132 See accompanying notes to consolidated financial statements. 3

AVENDRA, LLC AND SUBSIDIARIES Consolidated Statements of Members’ Deficit Years ended December 31, 2016 and 2015 Accumulated other Members’ Accumulated comprehensive capital deficit Sub-total income (loss) Total Balance at December 31, 2014 $ 6,974,743 (25,564,810) (18,590,067) (255,927) (18,845,994) Member distributions - (51,000,000) (51,000,000) - (51,000,000) Interest on loan due to AHI - (58,392) (58,392) - (58,392) Other comprehensive income (loss): Foreign currency translation adjustment - - - (412,464) (412,464) Net income - 55,525,596 55,525,596 - 55,525,596 Balance at December 31, 2015 6,974,743 (21,097,606) (14,122,863) (668,391) (14,791,254) Member distributions (58,000,000) (58,000,000) (58,000,000) Other comprehensive loss: Foreign currency translation adjustment - (45,611) (45,611) Net income 60,669,904 60,669,904 60,669,904 Balance at December 31, 2016 $ 6,974,743 (18,427,702) (11,452,959) (714,002) (12,166,961) See accompanying notes to consolidated financial statements. 4

AVENDRA, LLC AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2016 and 2015 2016 2015 Cash flows from operating activities: Net income $ 60,669,904 55,525,596 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 2,859,780 1,346,655 Other, net 48,549 19,086 Adjustments to provision for doubtful accounts 44,359 140,871 Unrealized (gain)/loss from investment in the deferred compensation plan (542,300) 1,532,263 Changes in assets and liabilities: Accounts receivable 85,514 (10,130,582) Restricted investments, prepaid expenses and other assets (2,088,944) (3,458,197) Accounts payable, accrued expenses, and accrued incentive compensation 5,199,510 (2,861,230) Other liabilities 911,976 3,285,400 Due to customers (2,671,803) 6,191,123 Net cash provided by operating activities 64,516,545 51,590,985 Cash flows from investing activities: Purchase of short-term held-to-maturity investments - (2,501,625) Maturities of short-term held-to-maturity investments - 12,003,500 Investment in BuyEfficient, less cash acquired - (25,452,910) Purchase of property and equipment (1,020,382) (919,331) Net cash used in investing activities (1,020,382) (16,870,366) Cash flows from financing activities: Payment on note to AHI - (2,513,700) Note payable (4,222,222) 28,500,000 Distributions to members (58,000,000) (51,000,000) Net cash used in financing activities (62,222,222) (25,013,700) Net increase in cash and cash equivalents 1,273,941 9,706,919 Cash and cash equivalents at beginning of year 12,992,527 3,285,608 Cash and cash equivalents at end of year $ 14,266,468 12,992,527 Supplemental cash flow information: Income taxes paid $ 544,088 214,217 Interest paid on loan to AHI - 63,700 See accompanying notes to consolidated financial statements. 5

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 6 (1) Summary of Significant Accounting Policies (a) Description of Business Avendra, LLC (Avendra or the Company) is a Delaware limited liability company under the terms of the Limited Liability Company Agreement of Avendra, LLC, as amended (the LLC Agreement). The Company is an independent hospitality procurement and supply chain organization that provides its customers with supply chain efficiencies and savings through aggregating purchasing volume, utilizing hospitality industry knowledge, and providing supply chain assurance services. The Company is 99.92% owned by a group of hotel and golf course management companies (the Founders) with the remaining 0.08% owned by current and former employees (collectively with the Founders referred to as Members). Avendra provides procurement services primarily for the hospitality industry throughout North America, Latin America, and the Caribbean. A large portion of the Company’s business is conducted with the Founders and their managed hotels and clubs (the Founder Properties). The Company has contracts and agreements with distributors and manufacturers covering the procurement of a broad range of merchandise and services. The Company’s customers are provided access to the pricing negotiated with the suppliers as part of these contracts. Except for the Company’s Avendra Replenishment, LLC subsidiary (Avendra Replenishment), the majority of the purchasing activities resulting from the Company’s contracts are conducted directly between the Company’s customers and the suppliers under terms negotiated by Avendra with those suppliers. The Company is not a direct party to these purchasing transactions and the Company does not maintain or purchase inventory. Avendra Replenishment was established to serve as an intermediary between the Company’s customers and certain suppliers for the procurement of operating equipment. Typically, these transactions are replacement equipment orders for individual hotels. In 2015, Avendra acquired BuyEfficient, LLC (BuyEfficient), a procurement service and eCommerce solution provider serving the hospitality industry, from Sunstone Hotel Investors, Inc. The acquisition allows the Company’s customers to leverage the purchasing power and service offerings of Avendra and BuyEfficient’s eCommerce technology platform. (b) Formation of the Company and Limitation on Liability Pursuant to the terms of the LLC agreement, no member is personally liable for any debt, obligation, or liability of the Company. The LLC Agreement is perpetual in term, subject to the dissolution provisions provided in the LLC Agreement. The LLC Agreement provides certain preferences to the members in the event of dissolution, certain distributions of Company property, the incorporation of the Company, or an initial public offering, among other events. (c) Equity Transaction On November 30, 2010, Avendra Holdings, Inc. (AHI) redeemed its ownership in Avendra, LLC. AHI is owned by the Founders in proportions substantially equivalent to the Founders’ ownership in Avendra.

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 7 The sale of AHI’s ownership interest, for a total aggregate redemption price of $12,250,000, was payable in five equal installments on each anniversary of the agreement date commencing November 30, 2011 and ending November 30, 2015. In addition, interest on the principal amount accrued from the agreement date and was payable annually, in arrears, to AHI on each anniversary of the agreement date commencing November 30, 2011 at a fixed rate of 2.6% per annum. Due to the related party nature of the ownership of AHI and Avendra, the redemption amount and all interest associated with the note are reflected as a charge to equity. As of December 31, 2015, the note and interest were paid in full. In 2016, AHI’s Board of Directors and its Stockholders approved to dissolve AHI as the entity had not engaged in any meaningful business activity since the redemption. The Company filed a certificate of dissolution with the Delaware Secretary of State, satisfied any outstanding obligations, and distributed AHI’s remaining assets. (d) Principles of Consolidation The consolidated financial statements include the financial statements of Avendra, LLC and its three wholly owned subsidiaries, Avendra Canada, Inc., Avendra Replenishment, and BuyEfficient. All significant intercompany balances and transactions have been eliminated in consolidation. (e) Revenue Recognition The Company derives revenue from customers primarily in three forms: (1) service fees as a percentage of purchases made by the Company’s customers (Spend), with any supplier allowances in excess of negotiated fee amounts being returned to customers; or, (2) the retention of supplier allowances in lieu of a procurement fee, or (3) subsequent to the BuyEfficient acquisition, the Company derives an additional form of revenue from eCommerce fees as a percentage of customers’ Spend. The applicable form of revenue is delineated in the customer contracts. Revenue calculations are based on Spend. Revenue from service and eCommerce fees are recognized at the rate specified per customer contract in the period that Spend occurs. Revenue from allowances is recognized at the rate specified per product or service in each applicable supplier contract in the period that the associated Spend occurs. Spend information is based on reporting from suppliers. When Spend reports are not yet received, the Company estimates the Spend, allowances, and related revenue based on historical data or information provided by the supplier. The Company’s Avendra Replenishment subsidiary places orders on behalf of its customers, pays the supplier and assumes customer credit risk; however, the Company does not take title or possession of the related inventory, nor are any applicable product warranties the responsibility of Avendra. The Company applies a markup to the wholesale cost for each order and recognizes that markup as replenishment revenue when the related product is shipped to the customer from the vendor. Replenishment revenue is recognized net based on the mark-up. Certain suppliers prepay allowances in advance of completion of the related procurement process from which the allowances are derived. These prepayments are recorded as unearned allowances and recognized as revenue in the period in which the related purchases are made. The Company records these

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 8 amounts as unearned allowances in due to customers and other long-term liabilities in the accompanying consolidated balance sheets. Unearned allowances were approximately $657,000 and $650,000 for the years ended December 31, 2016 and 2015, respectively. (f) Cash and Cash Equivalents and Short-Term Investments The Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s internal investment policy is to maintain a weighted average maturity of U.S. Treasuries and GSE’s (Government-Sponsored Entities) of not more than 7.5 months. These short-term investments are classified as held-to-maturity securities and are reflected as current assets on the balance sheet. The purchases and maturities of these investments are presented gross in cash flow from investing activities. As of December 31, 2016 and 2015, the Company did not have any short-term investments. (g) Accounts Receivable Allowances are recognized and billed at the rate specified per product or service in each applicable supplier contract. Accounts receivable primarily represent billed and unbilled allowances due. Billed receivables are recorded at the invoiced amount. The majority of unbilled receivables represent amounts that were earned, but not invoiced at year end. Accounts receivable include certain amounts billed on behalf of customers whose service fees are based on a percentage of Spend. These amounts are excluded from revenue and a corresponding amount is reflected as a component of the due to customers’ liability. Accounts receivable from BuyEfficient consist primarily of eCommerce fees billed to customers based on a percentage of Spend through supplier contracts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical and expected write-offs and based on customer and supplier specific circumstances. The Company reviews its allowance for doubtful accounts quarterly. Past due balances meeting certain criteria are reviewed individually for collectability. All other balances are reviewed on a pooled basis. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. The Company also records a rebate realization reserve, which is the Company’s best estimate of the amount of probable adjustments based upon differences in allowance calculations between the Company and the supplier in the Company’s existing accounts receivable. Due to inherent complexities in the data accumulation, billing, and subsequent reconciliation processes, this reserve account adjusts aggregate receivables to the best estimate of net realizable value.

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 9 (h) Restricted Cash The Company records as restricted cash any cash that is restricted in its use by the Company’s executed contracts and is not immediately available for use. The Company did not have any restricted cash recorded on its balance sheet for the years ended December 31, 2016 and 2015. (i) Restricted Investments Total restricted investments were approximately $23,679,000 and $21,920,000 at December 31, 2016 and 2015, respectively. The restricted investments represent deferred compensation associated with the Unit Appreciation Right (UAR) program related to the Company’s cash dividends, in addition to salary and bonus deferrals by highly compensated employees (see note 6(b) and 6(c)). These amounts are invested in a range of funds including money market, bond, and equity mutual funds based on the employees’ elections. These investments are considered trading securities and are marked-to-market each month based on the change in the funds’ quoted market value. Any realized or unrealized gain/loss and any interest income are recognized in other gains/(losses) with an offsetting entry to employee costs, on the Company’s consolidated statements of operations and comprehensive income. These amounts are also recorded in restricted investments with an offsetting entry to accrued incentive compensation and other long-term liabilities on the Company’s consolidated balance sheets. For the year ended December 31, 2016, the Company recorded a net gain of approximately $1,118,000 and interest income of approximately $312,000, resulting in a net increase to employee cost of $1,430,000. For the year ended December 31, 2015, the Company recorded a net loss of approximately $588,000 and interest income of approximately $313,000, resulting in a net decrease to employee costs of approximately $275,000. (j) Property and Equipment Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the following useful lives: Furniture and fixtures 5 years Computer equipment 3–5 years Computer software 5 years Leasehold improvements Shorter of useful life or remaining lease term (k) Goodwill The Company was formed in connection with the contribution of certain assets, which were recorded at fair value. As part of the transaction, the Company recorded goodwill representing the future economic benefits arising from other assets acquired in a business combination that were not individually identified and separately recognized. The Company also recorded goodwill as part of its acquisition of BuyEfficient (see notes (7) and (8)).

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 10 The Company does not amortize goodwill; instead, it evaluates goodwill for impairment annually. In addition to the annual impairment evaluation, on an ongoing basis, the Company evaluates whether events or circumstances have occurred in the period subsequent to the annual impairment testing which indicate that it is more likely than not (i.e., more than 50%) an impairment loss has occurred. The Company has only one reporting unit; therefore, all goodwill is allocated to that one reporting unit. The Company performs its annual impairment testing as of December 31st by completing an assessment of qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. As of December 31, 2016, there have been no events up to the completion of the analysis or subsequent to the analysis that would indicate that it is more likely than not that the fair value of the reporting unit is less than its carrying value. Total goodwill for the years ended December 31, 2016 and 2015 was $12,617,000 and $12,421,000, respectively, and is included in goodwill and intangible assets, net in the consolidated balance sheets. (l) Income Taxes The Company has elected limited liability company status and, as such, is not directly subject to U.S. federal and most state income taxes. Instead, the members are responsible for income taxes on their proportionate share of Avendra’s taxable income. Members are also entitled to a proportionate share of tax deductions and credits. Certain states do not recognize the limited liability company status, and accordingly, the Company is responsible for state income taxes in these states. Avendra Canada, Inc. is incorporated in Canada and is subject to taxes under Canadian tax regulations. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes on the consolidated statements of operations and comprehensive income. The Company has assessed its tax positions as of December 31, 2016 and 2015. As of December 31, 2016 and 2015, the total amount accrued for uncertain tax positions including interest and penalties is approximately $191,000 and $177,000, respectively, and is included in accounts payable and accrued expenses in the consolidated balance sheets. The provision for income taxes of approximately $552,000 and $95,600 for the years ended December 31, 2016 and 2015, respectively, relates primarily to those states which do not recognize the limited liability company status as well as amounts released for the Canadian deferred tax valuation allowance. There were no material deferred taxes as a result of these state income taxes; however, the Company has net operating loss carryforwards for Avendra Canada Inc. for the years ended December 31, 2016 and 2015, of approximately $227,000 and $930,000, respectively, in U.S. equivalents, which creates a deferred tax asset that expires on December 31, 2030. In the year ending December 31, 2015, the Company reversed part of its valuation allowance and recorded a matching reduction to its provision for income taxes of $55,000 to reflect the belief that results of operations in the future would only generate taxable income to realize part of the deferred tax asset. Due to increased revenue associated with a Member’s acquisition of a Canadian hotel chain, the Company

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 11 believes that results of future operations will generate sufficient taxable income to realize the full deferred tax asset. Accordingly, the Company reversed the remaining valuation allowance of $214,000 at December 31, 2016 and recorded the offsetting estimated utilization of the net operating loss. (m) Equity-Based Compensation Plans The Company has a unit appreciation rights (UAR) plan (see note 6(b)). The Company has elected to continue to apply the intrinsic-value-based method of measuring periodic compensation expense related to the UAR plan. Compensation expense is measured by the amount of appreciation of the rights in excess of the base price as determined by the enterprise value of the Company at year end, as approved by the Board of Managers. (n) Use of Estimates The preparation of the Company’s consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates involve judgment with respect to, among other things, various future factors, which are difficult to predict and are beyond the control of the Company. Significant estimates include the allowance for doubtful accounts, enterprise value from equity-based compensation under the UAR Plan, and the amount of certain allowances to be received from suppliers for purchases made during the year. Accordingly, actual amounts could differ from these estimates. (o) Impairment of Long-Lived Assets The Company did not have any impairment of long-lived assets during the years ended December 31, 2016 and 2015. Long-lived assets, such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. (p) Fair Value of Financial Instruments Management believes that the carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses, and other liabilities approximate fair values because of the short maturity of these financial instruments. In 2016 and 2015, Avendra entered into a credit agreement for a term loan for which the carrying value is reflected on the accompanying financial statements (see note (9)). (q) Foreign Currency Translation The functional currency of the Company’s Canadian subsidiary is the Canadian dollar. Accordingly, all assets and liabilities of the subsidiary are translated using exchange rates in effect at the end of the period, and revenue and costs are translated using average exchange rates for the period. The related translation adjustments are reported in accumulated other comprehensive income (loss), included in the

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 12 consolidated statements of operations and comprehensive income and as a component of members’ deficit. Translation gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in net income reported on the consolidated statements of operations and comprehensive income. (r) Recently Issued Accounting Standards In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or service. An entity also should disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for the Company on January 1, 2018. The Company has not yet determined the effect of the new standard on its current policies for revenue recognition. In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right-of-use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company for annual periods in fiscal years beginning after December 15, 2018, permits early adoption, and mandates a modified retrospective transition method. The Company is required to adopt ASU 2016-02 on January 1, 2019. While the Company expects ASU 2016-02 to add significant right-of-use assets and lease liabilities to the consolidated balances sheets, it is evaluating other effects that the new standard will have on the consolidated financial statements and whether to early adopt. (2) Related Party Transactions The Founder Procurement Services Agreements (PSAs) are the contracts with each Founder that is a customer outlining the terms of the procurement and supply chain services provided to the Founders and their managed hotels and clubs. The initial PSAs became effective in 2001 and have been renewed for multiple terms most recently on December 31, 2014 for a 4-year term expiring December 31, 2018. The Company had $23,058,000 due to the Founders and $1,700,000 due from the Founders at December 31, 2016. The Company had $24,446,000 due to the Founders and $2,100,000 due from the Founders at December 31, 2015. The due from amounts are included as a component of accounts receivable, net in the accompanying consolidated balance sheets. The due to amounts are included as a component of the due to customers’ liability in the accompanying consolidated balance sheets.

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 13 (3) Accounts Receivable The components of accounts receivable, net at December 31, 2016 and 2015 were as follows: Management believes that all unbilled accounts receivable, net of the realization reserve, will be collected within one year. (4) Property and Equipment The components of property and equipment, net at December 31, 2016 and 2015 were as follows: 2016 2015 Computer equipment $ 6,081,300 6,070,786 Computer software 15,354,346 14,885,513 Leasehold improvements 717,996 676,398 Furniture and fixtures 1,111,769 1,106,873 Total 23,265,411 22,739,570 Less accumulated depreciation and amortization (16,362,774) (14,549,898) $ 6,902,637 8,189,672 (5) Leases The Company is obligated under several noncancelable operating leases, primarily for office space and equipment, with original terms from three to eight years. These leases generally contain renewal options for periods ranging from three to five years, and require the Company to pay certain operating costs such as maintenance and insurance. Rental expense for operating leases during the years ended December 31, 2016 and 2015 was approximately $2,036,000 and $1,798,000, respectively. Effective December 2007, the Company renewed its headquarters lease for a 10-year term. The lease includes an improvement allowance of $1,048,950, which is reflected as a reduction to the total rent payments due under the lease and recognized on a straight-line basis over the term of the lease. In 2016, the Company entered into a new headquarters lease commencing on January 1, 2018 for a 97-month term. The lease is noncancelable and as such, is included in the future minimum lease payments, net of incentives. 2016 2015 Billed accounts receivable $ 12,614,557 14,009,799 Unbilled accounts receivable 42,540,553 39,980,632 Replenishment accounts receivable 3,575,221 4,912,890 Less: allowance for doubtful accounts/realization reserve (609,913) (652,673) $ 58,120,417 58,250,648

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 14 Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2016 are: (6) Employee Benefit Plans (a) Unit Appreciation Rights (UAR) Plan In 2004, the Company approved the “2004 UAR Plan” to provide for the annual issuance of UAR’s to senior-level employees. In 2007, the Company, as approved by Avendra’s Compensation Committee, modified the 2004 UAR Plan to compensate UAR holders for the impact on the Company’s valuation of the periodic cash distributions that are made to its Members. In 2012, the Company approved a new “2012 UAR Plan,” which modified the methodology for valuing future grants to be based on growth in the year-end enterprise valuation only. Therefore, the compensation for the impact of the periodic cash distributions will no longer apply to grants under the 2012 plan. The actual fair value of the Company, as determined by a third party equity sale transaction or market valuation, might differ significantly from management’s internal December 31, 2016 and 2015 estimate of enterprise valuation. In 2016, under the 2012 UAR Plan, the Company issued 636,541 UAR’s with a base price of $10.49 and an effective date of June 30, 2016 for vesting purposes. In 2015, under the 2012 UAR Plan, the Company issued 733,357 UAR’s with a base price of $9.04 and an effective date of June 30, 2015 for vesting purposes. The rights vest over four years from the respective effective date. The rights issued prior to 2012, have an expiration date of 10 years after the grant date, and the rights issued in 2012 and thereafter have an expiration date of five years after the grant date. Compensation cost of approximately $13,073,000 and $13,994,000, respectively, has been recognized for outstanding UAR’s in the accompanying consolidated financial statements for the years ended December 31, 2016 and 2015. The compensation cost was based on an estimated fair value of the vested UAR’s, as determined by the Board of Managers, of the appreciation rights in excess of the base price of the right granted. As of December 31, 2016 and 2015, a short-term liability of approximately $34,748,000 and $28,698,000, and a long-term liability of approximately $5,531,000 and $6,653,000 respectively, have been recognized for the UAR plan under accrued incentive compensation current liabilities and other long-term liabilities in the consolidated balance sheets. 2017 $ 1,942,093 2018 1,209,116 2019 1,249,740 2020 1,300,341 2021 1,343,519 Thereafter 5,960,433 Total minimum lease payments $ 13,005,242

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 15 UAR activity during the periods indicated is as follows: (b) Deferred Compensation Plan Effective December 16, 2003, the Company established a plan for the purpose of allowing highly compensated employees to defer certain compensation (Employee Contributions). The Company’s obligations to the participants are unsecured, and therefore, the participants are treated as general unsecured creditors. Participants are fully vested in the amounts in their respective deferred compensation accounts. Payments typically become payable upon separation from the Company in either a lump sum or equal installments over a 5-year period. The Deferred Compensation Plan (the Plan), Weighted Number of average 2004 UAR Plan: options base price Balance, December 31, 2014 5,649,443 $ 3.78 Granted - - Forfeited/canceled - - xercised (1,573,761) 3.23 Balance, December 31, 2015 4,075,682 $ 4.00 Granted - - Forfeited/canceled - - Exercised (605,542) 2.90 Balance, December 31, 2016 3,470,140 $ 4.19 Weighted Number of average 2012 UAR Plan: UAR's base price Balance, December 31, 2014 2,703,012 $ 7.12 733,357 9.04 (3,996) 9.04 (61 750 6 31 5 3 623 7 55 Granted 636,541 $10.49 Forfeited/canceled - - Exercised - - Balance, December 31, 2016 4,007,164 $ 8.01

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 16 under the 2004 UAR Plan, also provides UAR grantees with deferred compensation in respect to the cash distributions made to the Company’s Members (Employer Contributions). The 2004 UAR Plan provides a credit to UAR grantees for member cash distributions for outstanding grants issued prior to 2012. The UAR credit is determined by the amount of the cash distribution divided by the total units outstanding at the time of the distribution multiplied by the number of UAR’s outstanding. The cash contribution is made for vested UAR’s and is included in restricted investments on the Company’s consolidated financial statements. Upon separation from the Company, the vested amounts are payable to the UAR grantee within 90 days. In the Company’s consolidated financial statements, both the Employer and Employee Contributions to the Plan, as well as the related investment earnings, are recorded in assets as a restricted investment with an offsetting liability for the obligations to the Plan participants. For the years ended December 31, 2016 and 2015, the restricted investment and the liability each totaled approximately $23,679,000 and $21,920,000, of which approximately $1,051,000 and $1,760,000, respectively, were recorded as short-term for 2016 and 2015. The Employee Contributions and the vested portion of the Employer Contributions from its 2004 UAR Plan are in participant-directed brokerage accounts, and consist of money market, bond, and equity funds. The quoted market value of bond and equity funds is the unit of account used by the Company to measure these investments. Markets for Other Significant identical observable unobservable December 31, assets inputs inputs 2016 (Level 1) (Level 2) (Level 3) Financial assets investments: Fixed income and equities $ 23,678,720 23,678,720 — — Total $ 23,678,720 23,678,720 — — Markets for Other Significant identical observable unobservable December 31, assets inputs inputs 2015 (Level 1) (Level 2) (Level 3) Financial assets investments: Fixed income and equities $ 21,920,072 21,920,072 — — Total $ 21,920,072 21,920,072 — —

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 17 (c) 401(k) Plan The Company contributes to a 401(k) plan covering substantially all of its employees. Employer contributions are computed based on the employees’ qualifying compensation and totaled approximately $1,670,000 and $816,000 for the years ended December 31, 2016 and 2015, respectively. (d) Profit Sharing Program In 2015, the Company discontinued its Profit Sharing Incentive Program and replaced it with a 401(k) employer match effective January 1, 2016. Consequently, the Company did not recognize any expense for the years ended December 31, 2016 and 2015. The Company has an accrued liability for amounts awarded under this plan prior to 2015, but not yet vested and paid. For the years ended December 31, 2016 and 2015, the accrued liability was approximately $1,601,000 and $2,649,000, respectively, and is included in accrued compensation for the related short-term liability and in other long-term liabilities for the related long-term liability in the consolidated balance sheets. For the years ended December 31, 2016 and 2015, the short-term liability was $774,000 and $991,000, and the long-term liability was $827,000 and $1,658,000, respectively. (7) Acquisition On September 30, 2015, the Company acquired 100% of the membership interests and voting rights in BuyEfficient. The results of BuyEfficient’s operations have been included in the consolidated financial statements since that date. BuyEfficient is a procurement services and eCommerce solutions provider servicing the hospitality industry. The combined entity provides new opportunities whereby customers will now be able to leverage the purchasing power and service offerings of Avendra and the eCommerce technology platform provided by BuyEfficient. The goodwill of $12,284,000 arising from the acquisition relates to the increased customer base and purchasing volume. The purchase price was $26,500,000 and was paid in cash.

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 18 The following table summarizes the purchase price paid for BuyEfficient and the amounts of estimated fair value of assets assumed at the acquisition date. An adjustment was made in 2016 during the measurement period based on information obtained subsequent to the purchase price allocation which resulted in a reduction of $196,000 to the Property and equipment assets acquired. A corresponding entry was recorded to increase to Goodwill as noted in note (8) (b). The fair value of the acquired intangible assets of $8,540,000 as of September 30, 2015 is based on the final valuation report for those assets from a third party valuation expert. The acquired intangible assets of which are being amortized, have a weighted average useful life of 10 years. The intangible assets that make up that amount include customer relationships of $7,970,000 (10-year useful life) and the BuyEfficient trademark of $570,000 (indefinite useful life). As of Purchase Price: 9/30/2015 Cash $ 26,500,000 Less: Net working capital adjustment (521,802) Net Purchase Price $ 25,978,198 Acquisition related costs included in SG&A 634,413 Recognized amounts of indentifiable assets acquired: Cash and cash equivalents $ 525,288 Accounts receivable, net 1,333,725 Prepaid expenses 47,863 Other assets 1,100 Accounts payable and accrued expenses (1,627,172) Accrued payroll and employee benefits (777,027) Other current liabilities (25,579) Property and equipment 576,000 Int rnally Developed Software 5,100,000 Intangible assets 8,540,000 Total indentifiable net assets assumed 13,694,198 Goodwill 12,284,000 Total $ 25,978,198

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 19 (8) Goodwill and Other Intangible Assets (a) Acquired Intangible Assets In 2016, three strategic BuyEfficient customer agreements were terminated, which created a triggering event requiring a recoverability test to determine if the carrying amount of the Customer Relationship asset was recoverable. The Company completed an analysis using updated financial projections and determined that the sum of the undiscounted net cash flows estimated to be received over the remaining life of the customer relationship asset significantly exceed the asset’s carrying value of $6,974,000 and therefore, the value of the asset has not been impaired. December 31, 2016 Weighted average Gross Net amortization carrying Accumulated carrying period amount amortization amount Intangibl ssets Amortizing intangible assets: Customer Relationships 10 yrs $ 7,970,000 (996,250) 6,973,750 Indefinite-lived intangible assets: Trademark - 570,000 - 570,000 Total intangible assets $ 8,540,000 (996,250) 7,543,750 December 31, 2015 Weighted average Gross Net amortization carrying Accumulated carrying period amount amortization amount Intangible assets Amortizing : Customer Relationships 10 yrs $ 7,970,000 (199,250) 7,770,750 Indefinite-lived intangible assets: Trademark - 570,000 - 570,000 Total intangible assets $ 8,540,000 (199,250) 8,340,750

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 20 Aggregate amortization expense for amortizing intangible assets was $797,000 and $199,250 for December 31, 2016 and 2015, respectively. Estimated annual amortization expense for the next five years is estimated to be $797,000. (b) Goodwill In 2015, the Company recorded $12,284,000 in goodwill as part of the BuyEfficient acquisition including $300,000 for the value of the assembled and trained workforce acquired as part of the transaction. In 2016, the Company did not record any additions to goodwill. The Company recorded an adjustment of $196,000 to assets recorded as part of the purchase price allocation based on information obtained subsequent to the acquisition. A change to the amounts recorded for assets acquired, identifiable intangible assets, and liabilities assumed during the measurement period affects the amount of the purchase price allocated to goodwill. The Company has not recognized any goodwill impairments as of December 31, 2016 and 2015. (9) Long-term Debt Long-term debt at December 31, 2016 and 2015 consists of the following: In 2015, the Company entered into a five-year term loan for $28,500,000, bearing interest at LIBOR plus 1.20%. The loan repayment terms include interest only for the first six months, followed by 54 consecutive monthly installments of $528,000 principal plus interest beginning on May 1, 2016. The loan is secured by substantially all of the Company’s material assets. The Company will have annual maturities of its debt in years 2017 through 2019 of $6,861,000 and $3,694,000 in 2020. 2016 2015 Ba nce a f January 1 Gross goodwill $ 12,421,049 137,049 Goodwill acquired during the year - 12,284,000 Adjustment 196,088 - Impairment expense - - Net Goodwill as of December 31 $ 12,617,137 12,421,049 2016 2015 Fiv -year term loan, interest at LIBOR plus 1.20%, interest only for first six months, with final payment due October 1, 2020, secured by Company's material assets $ 24,277,778 28,500,000 Less: current installments (6,861,111) (4,750,000) Long-term debt, excluding current installments $ 17,416,667 23,750,000

AVENDRA, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2016 and 2015 21 The loan agreement contains covenants requiring the Company to maintain its assets and financial condition at levels and in accordance with standards acceptable to the bank, to provide financial reporting or notices of default, and to restrict changes in ownership control, additional indebtedness, and material investments in fixed assets, leases or guarantees. The Company was in compliance with the covenants at December 31, 2016 and 2015. (10) Legal Proceedings The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity. (11) Business and Credit Concentrations The Company operates primarily in the hospitality industry, and accordingly, a change in the overall demand for hotel rooms will lead to a corresponding change in the procurement needs of hotels, which could directly impact the amount of revenue earned by the Company. Lack of demand for hotel rooms and other events affecting the hospitality industry may significantly impact the Company’s future revenue streams. Alternatively, increased demand for hotel rooms may significantly positively impact the Company’s future revenue streams. For the years ended December 31, 2016 and 2015, approximately 23.0% and 24.0%, respectively, of the Company’s revenue was attributable to three major customers. Any significant decrease or increase in the amount of Spend for these customers may significantly impact the Company’s future revenue streams. The Company contracts with several hundred suppliers and is generally not dependent upon any one supplier to provide products or services to its customers. However, a limited number of the Company’s suppliers provide services that would be difficult to replace in the short term, should those suppliers cease to do business with the Company or cease to operate. Financial instruments that potentially subject the Company to credit risk include accounts receivable and cash and cash equivalents. The Company extends credit to customers for purchases through Avendra Replenishment on an unsecured basis in the normal course of business, and to date has not experienced significant losses on accounts receivable. The Company’s cash deposits often exceed federally insured limits. The Company has not experienced any losses in its depository accounts and management believes that the Company is not exposed to any significant credit risks involving depository relationships. (12) Subsequent Events The Company has evaluated events subsequent to the balance sheet date through March 24, 2017, the date the financial statements were available to be issued, and determined there have not been any events that have occurred that would require adjustments to or disclosure in the consolidated financial statements.